UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant: ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to § 240.14A-12

Cushman & Wakefield plc

(Name of Registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

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Cushman & Wakefield Provides Update on Redomiciliation

Cushman & Wakefield plc (the “Company”) is providing the following update with respect to the Company’s previously announced proposal to change the jurisdiction of incorporation of its parent holding company from England and Wales to Bermuda (the “Redomiciliation”) and the related Court Meeting, General Meeting, and Shareholders Meeting due to be held on July 15, 2025 (the “Meetings”).

Based on the preliminary proxy votes, although a majority of the votes cast voted in favor of the resolutions required to implement the Redomiciliation, the supermajority approval thresholds for those resolutions would not have been met. Therefore, the Company has decided to adjourn indefinitely the Court Meeting and withdraw the resolutions scheduled for consideration at the General Meeting and Shareholders Meeting. As a result, no resolutions will be voted on at the Meetings on July 15, 2025. This decision is intended to allow the Company to engage further with shareholders and gather their feedback and perspectives on the Redomiciliation, including the governance changes proposed to be implemented in connection with the Redomiciliation.

Following such engagement with shareholders, the Company intends to file a new proxy statement and scheme circular in connection with the Redomiciliation, which will include a new timeline for the Redomiciliation and revised governance proposals. The Company also expects to call new shareholder meetings to approve the Redomiciliation sometime in early Q4 of this year.